Exhibit 99.1

Item 1A. Risk Factors

The information presented below supplements the risk factors set forth in Item 1A of Part I of our 2021 Form 10-K. Except as set forth below, for additional risk factors that could cause actual results to differ materially from those anticipated, please refer to Item 1A of Part I of our 2021 Form 10-K. Unless the context otherwise requires, all references in this section to “we,” “our,” “us” “the Company” or “Quanergy” refer to the business of Quanergy Systems, Inc., a Delaware corporation, and its subsidiaries.

Risks Related to Our Chapter 11 Filing

We are subject to the risks and uncertainties associated with the Case.

On December 13, 2022, we filed a voluntary petition (Case No. 22-11305) for relief under Chapter 11 of the Bankruptcy Code in the United States Court for the District of Delaware (such court, the “Court” and such case, the “Case”). We will continue to operate our business as a ”debtor-in-possession” under the jurisdiction of the Court and in accordance with the applicable provisions of the Bankruptcy Code and orders of the Court. As a consequence of filing the Case, we will be subject to the risks and uncertainties associated with bankruptcy. These risks include, but are not limited to, the following:

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our ability to successfully develop, prosecute, confirm and consummate a plan of reorganization or liquidation (the “Plan”) with respect to the Case;
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our ability to obtain the Court’s approval with respect to motions or other requests made to the Court in the Case, including maintaining strategic control as debtors-in-possession;
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the possibility that actions and decisions of our creditors and other third parties with interests in the Case may be inconsistent with our plans;
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the high costs of bankruptcy proceedings and related fees, particularly if delays in the Case increase fees and costs;
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our ability to maintain our relationships with our suppliers, vendors, customers, employees and other third parties;
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our ability to maintain contracts that are critical to our operations;

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our ability to execute on our business plan;

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our ability to motivate and retain key employees throughout the Case; and
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the ability of third parties to seek and obtain court approval to terminate or shorten the exclusivity period for us to propose and confirm a Plan, to appoint a Chapter 11 trustee, or to convert the Case to a Chapter 7 case.

Because of the risks and uncertainties associated with a voluntary filing for relief under Chapter 11 of the Bankruptcy Code and the related proceedings, we cannot accurately predict or quantify the ultimate impact that events that occur during the Case may have on ultimate recovery for stakeholders, including creditors. As mentioned above, it is likely that holders of our equity securities will not recover any portion of their investments.

We will likely not be able to continue as a going concern and holders of our common stock could suffer a total loss of their investment.

We have concluded that it is unlikely that we will continue as a going concern. It is likely that our equity securities will be canceled and extinguished in connection with the Case, and that the holders thereof would not be entitled to receive, and would not receive or retain, any property or interest in property on account of such equity interests.

Trading in our common stock and warrants during the pendency of the Case is highly speculative and poses substantial risks. It is likely that our equity securities will be canceled or that holders of such equity will not receive any distribution with respect to, or be able to recover any portion of, their investments.

It is likely that our equity securities will be canceled, or that holders of such equity will not receive any distribution with respect to, or be able to recover any portion of, their investments. Any trading in our common stock and warrants during the pendency of the Case is highly speculative and poses substantial risks to purchasers of our common stock or warrants. See “–We will likely not be able to continue as a going concern and holders of our common stock could suffer a total loss of their investment.”

If we are not able to obtain confirmation of a Plan, we could be required to liquidate under Chapter 7 of the Bankruptcy Code.

If confirmation by the Court of a Chapter 11 Plan does not occur, or if the Court otherwise finds that it would be in the best interest of holders of claims and interests or upon the showing of cause, the Court may convert our Case to a case under Chapter 7 of the Bankruptcy Code. In such event, a Chapter 7 trustee would be appointed or elected to liquidate our assets for distribution in accordance with the priorities established by the Bankruptcy Code.

We depend on a few highly skilled key employees to navigate the Case, and if we are unable to retain, manage, and appropriately compensate them, the outcome of the Case could be adversely affected.

Our ability to consummate a successful Plan is based on continued service of our senior management team and other key employees, and on our ability to continue to motivate and appropriately compensate key employees. We may not be able to retain the services of our key employees, who work for us on an at-will basis, in the future. If our key employees fail to work together effectively and to execute our plans and strategies, the Case could be prolonged or adversely affected.